                                                                      EX-99. B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

                            VANGUARD/WELLINGTON FUND



1. Average Annual Total Return (As of November 30, 1995)
                 n
        P (1 + T)  = ERV


     Where:  P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years
             ERV = ending redeemable value at the end of the period


    EXAMPLE:
      One Year
           P =   $1,000
           T =   +32.70%
           N =   1
         ERV =   $1,327.04
    Five Years
           P =   $1,000
           T =   +14.97%
           N =   5
         ERV =   $2,008.55
    Ten Years
           P =   $1,000
           T =   +12.95%
           N =   10
         ERV =   $3,380.33



2. YIELD (30 Days Ended November 30, 1995)



                           a - b
                           -----        6
               Yield = 2[( c X d    + 1)  - 1]
        Where:   a = dividends and interest paid during the period
                 b = expense dollars during the period (net of reimbursements)
                 c = the average daily number of shares outstanding during the period
                 d = the maximum offering price per share on the last day of the period
    Example     a = $43,042,849.12
                b = $2,634,622.64
                c = 500,023,423.011
                d = $24.57
             Yield = 3.98%